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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8) and related Prospectuses pertaining to the Sybase, Inc. 2003 Stock Plan, New Era of Networks, Inc. Amended and Restated 1995 Stock Option Plan, the New Era of Networks, Inc. Amended and Restated 1997 Director Option Plan, New Era of Networks, Inc. 1998 Nonstatutory Stock Option Plan, Century Analysis Inc. 1996 Equity Incentive Plan, Convoy Corporation 1997 Stock Option Plan, Microscript, Inc. 1997 Stock Option Plan, Home Financial Network, Inc. 1995 Stock Plan, the 1999 Nonstatutory Stock Plan, the 1996 Stock Plan, the 1988 Stock Option Plan, the 2001 Director Stock Option Plan, the 1992 Director Stock Option Plan, the 1991 Employee Stock Purchase Plan, the 1991 Foreign Subsidiary Employee Stock Purchase Plan, the Powersoft Corporation 1994 Amended and Restated Incentive and Non-Qualified Stock Option Plan, the Complex Architectures, Inc. Stock Option Plan and the Letter Agreement dated February 25, 1994 between Complex Architectures, Inc. and Frank A. Sola, and the Expressway Technologies 1987 Stock Option Plan, the Registration Statement (Form S-3) dated as of June 26, 2000, for the issuance of 7,381,917 shares in connection with Sybase's acquisition of Home Financial Network, and the Registration Statement (Form S-4) dated as of March 15, 2001, of our report dated January 28, 2003, except with for Note Fourteen, as to which the date is February 25, 2003, with respect to the consolidated financial statements and schedule of Sybase, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

                                                        /s/  ERNST & YOUNG LLP

Palo Alto, California
July 23, 2003